                                                                    Exhibit 99.1
                                                                    ------------


MATERIAL SCIENCES CORPORATION
REPORTS HIGHER SALES AND EARNINGS FOR FISCAL 1997


Earnings Restated for Fiscal 1996


ELK GROVE VILLAGE, IL, April 30, 1997 -- Material Sciences Corporation (NYSE:MSC), today announced higher sales and earnings for its fiscal year ended February 28, 1997. MSC also restated earnings for fiscal 1996 due to previously announced accounting irregularities.

Sales in fiscal 1997 were a record $278.0 million up 17.7 percent from $236.2 million in fiscal 1996. Net income for the year was $16.2 million, or $1.04 per share, compared with last year's restated net income of $8.5 million, or 55 cents per share, which included a $2.6 million, or 16 cent per share, after-tax restructuring charge.

Sales for the fourth quarter of fiscal 1997 were $69.1 million, a 16.9 percent increase compared with sales of $59.1 million in the fourth quarter last year. Net income for the quarter was $3.8 million, or 24 cents per share, compared with $2.5 million, or 16 cents per share, for the same period last year as restated.

Record Sales for All Product Groups

Coil Coating sales reached a record $115.9 million, up 15.1 percent from the $100.7 million reported last year. Major contributors were shipments to the building products, appliance, and transportation markets. In February, the company started up its new coil coating line in Elk Grove Village, Illinois. This line increases total coil coating capacity by approximately 30 percent.

Laminates and Composites sales were a record $66.5 million, up 17.1 percent over the $56.8 million reported last year. This was largely due to strong demand for disc brake noise dampers, especially by the replacement market, and higher Polycore Composites/(R)/ sales to automobile and computer disk drive makers.

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News Release
April 30, 1997
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The Electrogalvanizing group set records for both sales and shipments.  Sales reached $58.7 million, 6.6 percent above the $55.0 million for last year. Shipments climbed to 477,888 tons, 5.3 percent higher than the 453,710 tons reported in fiscal 1996.

Specialty Films sales were a record $37.0 million, 56.4 percent above the $23.7 million achieved last year. The acquisition of two major window film distributors, Solar-Gard and Sun-Pro, the introduction of several new products, and continued market expansion in the U.S. and off-shore, were the major reasons for the increase.

Strong Export Demand

International sales were a record $30.0 million, 37.3 percent higher than the $21.8 million recorded last year, and they now represent 10.8 percent of total revenue. Solar control and safety window film, Polycore Composites used to reduce noise in motor vehicles, and disc brake noise dampers were the major contributors.

Year-End Review

Commenting on the year and recent events, Gerald G. Nadig, president and chief executive officer, said, "Fiscal 1997 was a year of many accomplishments for Material Sciences. Unfortunately these accomplishments have been somewhat overshadowed by the recent discovery of accounting irregularities in our Laminates and Composites group. Since we first discovered this situation, countless hours have been spent by our staff -- assisted by outside counsel, public accountants, and forensic experts, to ensure a thorough investigation. The financial and forensic portions of this investigation have been completed, and we now can report on the findings.

"As we initially suspected, our investigation confirmed that the former plant controller responsible for the accounting irregularities acted alone. Although his actions did not affect the company's liquidity or cash flows, they did affect gross profits and earnings," Nadig said.

The table below indicates the change in MSC earnings from originally reported numbers for fiscal 1996 as well as the results for fiscal 1997. The effect on results of operations for fiscal 1995 was not material and has been reflected in 1996. Additional information can be found in the financial schedules attached.

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News Release
April 30, 1997
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
                          ($Millions, Except Earnings Per Share)

                               Fiscal 1997      Fiscal 1996
                            -----------------   -----------
                            Actual   Restated   As Reported
                            -------  --------   -----------
     Net Sales              $278.0     $236.2        $236.2

     Gross Profit %           26.7%      23.5%         25.9%

     Net Income             $ 16.2     $  8.5        $ 12.0

     Earnings per Share     $ 1.04     $ 0.55        $ 0.78

     Shareowners' Equity    $133.4     $118.2        $121.7

"In addition to the financial and forensic audits, we also are undertaking a complete review of our internal accounting controls to ensure the integrity of our systems going forward," Nadig added.

"As difficult as the events of the past several weeks have been, the company is sound and the future continues to look very promising. Most importantly, the fundamental drivers of our business remain intact. The organizational changes we made over a year ago; our investments in research and development, capital equipment additions and upgrades; along with the growing interest in our products and services should continue to provide the basis for expanded sales and earnings in the years ahead," explained Nadig.

Current Outlook

In discussing fiscal 1998, Nadig said, "One-time expenses associated with our investigation will negatively affect first quarter earnings. In addition, financing and start-up costs related to our $55.6 million capital spending initiatives in fiscal 1997 -- the largest in the company history, will result in first quarter earnings for fiscal 1998 that are below the restated 26 cents in the year-ago quarter. More favorable comparisons are expected in subsequent quarters.

"To our shareowners, whose support and confidence is essential to our growth and success, I want to emphasize that MSC is committed to achieving optimum investment returns and value. I am confident we are participating in the right markets with the right products and technology, and have very capable people in charge of executing our growth strategy.

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News Release
April 30, 1997
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"In support of this commitment, we recently redesigned our managers'
compensation program by tying it to a financial performance measure intended to better reflect economic value through focus on expanding our value-adding businesses, improving net operating profit, and optimizing return on invested capital," Nadig explained.

"On December 20, 1996, we announced a program to repurchase up to 1 million shares of MSC stock. To date, 29 percent of the authorized amount has been purchased. We are continuing this program because our stock is a good value and reflects management's and the board of directors' confidence in the fundamental strengths that underlie MSC and its prospects for the future," concluded Nadig.

Material Sciences Corporation is a technology-based manufacturer of continuously processed specialty coated materials and services. The company's four principal product groups are Laminates and Composites, Specialty Films, Coil Coating, and Electrogalvanizing. Its materials are sold to a variety of manufacturers and distributors and used across a broad spectrum of industries and products. Founded in 1971 and headquartered near Chicago, MSC operates seven manufacturing plants in the U.S. and sells its products around the world.

For further information on Material Sciences by Fax, dial 1-800-PRO-INFO, ext. MSC. Information about Material Sciences through the Internet is available at: http://www.matsci.com/

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